EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-100184 of PNM Resources, Inc. on Form S-8 of our report dated September 1, 2005, appearing in this Annual Report on Form 11-K of the PNM Resources, Inc. Employee Stock Purchase Plan for the year ended June 30, 2005.

/S/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
September 22, 2005